Exhibit 99.1

W. Douglas Parker Chairman and CEO

December 23, 2014

“As we transform ourselves into the greatest and most profitable airline in the world, we need to ensure our team members share in that success and are compensated in line with their peers at other network airlines.”

Doug Parker, Vision for the New American, December 9, 2013

Dear Fellow Team Members:

As 2014 comes to a close, and we complete our first year as new American, I want to thank you for everything you are doing to run a great airline and integrate our two airlines. Our Company’s performance has surpassed everyone’s expectations, and the credit for this success belongs to each of you.

In celebration of that success, today we are announcing a pay increase of 4 percentage points for represented workgroups with ratified joint contracts and for non-contract employees below the director level. For our flight attendants, this means the contract ratified just last week will now be improved (subject to APFA approval) by another 4 percentage points in pay, bringing hourly rates 7% higher than the flight attendant pay rates at the other large network airlines (Delta or United). For groups who have not yet reached ratified joint contracts, they will now see larger increases when those joint ratified contracts are achieved. Lastly, for our non-contract team members below manager level (L4 and below), this increase is in addition to a previously announced 6% increase, bringing their total increase to 10%. The flight attendant and non-contract increases will be effective in January 2015 and details are being provided today by departmental leadership.

There are many ways to share success, but when it comes to compensation, we believe it is best to reward the 100,000 hard-working team members of American with industry leading wage rates – not lower wages supplemented by compensation that varies with airline profitability. The increases announced today are permanent and certain. They are not dependent on fuel prices remaining low, the global economy remaining strong or pandemics staying out of the news. You have earned these increases, and you deserve to have them in every paycheck. For those in workgroups still negotiating joint contracts, we would like to reach joint agreements quickly so that all of our team members are at industry leading wage levels soon.

This is a tough business, but the people of American Airlines are managing it exceptionally well. Taking this step just one year into our integration speaks volumes about just how well American is performing. We had been intending to make this announcement in late January 2015 when we announce our 2014 results, but since we already know this year’s results will be very strong, we decided instead to get the news out now and in advance of the New Year.

Let’s keep working together as a team to restore American to greatness – and keep sharing that success together. I am proud to be a part of your team. Happy Holidays and thank you.

Doug